FBR & Co.
Earnings Call
July 17, 2013
9:00 a.m. ET

Operator:
Good day ladies and gentlemen and welcome to the FBR and Co second-quarter 2013 earnings call.  At this time, all participants are in a listen-only mode.  Later, we will conduct a question and answer session with instructions to be given at that time.

As a reminder, today's conference is being recorded. I would now like to turn the call over to your host for today, Shannon Small, Senior Vice President. Please begin your conference.

Shannon Small:
Thank you and good morning.  This is Shannon Small, Senior Vice President of Corporate Communications for FBR.  Before we begin this morning's call, I would like to remind everyone that statements concerning expectations, future performance, development, events, market forecast, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements.

These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include but are not limited to the demand for securities offerings, activity and secondary securities markets, interest rates, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and other general, economic, political, and market conditions.  Additional information concerning these factors that could cause results to differ materially is contained on FBR's annual report on Form 10-K and quarterly reports on Form 10-Q.

Joining us on the call today is Brad Wright, Chief Financial Officer of FBR. I'll now turn the call over to Rick Hendrix, Chairman and Chief Executive Officer.

Rick Hendrix:
Shannon, thank you and good morning.  Last night we reported $46.5 million in net income for the second quarter, or $3.52 per diluted share, on $67.2 million of revenue.  As noted in the release, these earnings include pretax operating income of $14.6 million, net income from discontinued operations of $2.3 million, and an income tax benefit of $29.6 million.  For the first half of 2013 the Company's net income was a $81.8 million, or $6.24 per diluted share, on revenue of $185.2 million.

On both a revenue and a net income from continuing operations basis our 2013 first-half performance was our strongest since 2007.  From my perspective, more important than the numbers themselves, is the confirmation that we've been doing a great job for our clients.  By delivering truly differentiated executions and exceeding expectations, we're both developing important new relationships and enhancing existing ones.  It is our ability to make money for these clients that always has and always will determine our success.

In investment banking, following one of the best quarters in our history, momentum continued through the second quarter, with revenue of $52 million compared to $19 million in the second quarter of 2012 and $101 million last quarter.  This $52 million in revenue from 16 client engagements was earned from a variety of transactions, large and small, public and private, and across industry groups.

During the quarter we maintained our substantial lead as the number one book runner of initial common stock offerings over the last 12 months across all industries for market caps of $1.5 billion and under, and we are ranked number eight with a 5% market share for all common stock offerings for companies in this category.  As mentioned in the release we will work to build on the momentum we've established and to enhance our position as a top 10 underwriter in US small-cap equities.

During the first half, we had a number of notable successes.  We were the sole book runner on the best performing US IPO of the year.  We completed the first equity capital raise in the mortgage origination industry during this cycle.  We led the way in raising capital for homebuilders with a series of three headline issues.  We did the first initial capital raise in the property and casualty space in a number of years for a company owned by an important longtime client.  And recently our team delivered great results for a large coal company in arranging the sale of certain mining assets in a very tough market.  These are just a few of our banking successes this year, but each are good examples of executing and making money for clients.

In addition to our banking work our trading businesses have shown year over year improvement.  Institutional brokerage for the quarter generated net revenue of $13.1 million compared to $12.3 million and $13.7 million in the second quarter of 2012 and the first quarter of 2013 respectively.  Cash equity trading commissions were up for the third consecutive quarter and represent a 12% improvement over the second quarter of 2012.

Our continued investment in quality differentiated research is an important ingredient in this improvement.  With a combination of increased marketing days and active new issue calendar, improved consistency of coverage, the addition of new relationships, and gains in market share from existing clients we are well-positioned to achieve higher year over year revenue in this part of our business.  In addition to an improving revenue picture, we've materially lowered our execution costs year over year, providing further improvements in our profitability profile.

Our credit-trading business has also experienced a good first half of the year as we have focused on off-the-run opportunities where we can make a difference for clients.  Our business in credit is very complementary to our equities franchise and has allowed us to extend and enhance relationships with buy-side accounts in a number of instances.

In addition to our operating businesses, we deploy capital in our principal investing business in both proprietary ideas as well as with select third-party managers.  For the quarter and for the half we have generated very good returns on our own invested capital, earning $1.2 million and $3.3 million respectively.  We are optimistic about continuing to grow the contribution from this area of the business as we carefully allocate capital among a number of diverse strategies.

We continue to effectively manage expenses and reported lower non-comp fixed expenses during the quarter of $10.2 million compared to $10.8 million in the second quarter of 2012 and $11.1 million in the first quarter of this year.  We expect to realize some modest additional savings this year and into 2014, particularly in the areas of occupancy and technology.  Headcount increased during the quarter to 265, primarily due to the addition of first-year analysts and associates, and we continue to manage compensation and net revenue in line with our 56% target.

It is important to note that annualized revenue per head has been close to or above $1 million for the last three quarters.  And since our major restructuring in the fourth quarter of 2011, has consistently averaged more than $800,000 per head.

In the second quarter we recognized an additional $2.3 million of net income from discontinued operations, for a total of $3.1 million for the first half of 2013.  These amounts reflect the impact of increasing assets under management in the mutual funds business that we sold in the fourth quarter of 2012.  A final payment for the business will occur in the fourth quarter of this year based on AUM on the one-year anniversary of the transaction closing date.  As a result of the Company's recent results and our outlook regarding future operating performance, we’ve determined that the release of a significant component of the valuation allowance on our deferred tax assets was appropriate under GAAP as of June 30.

Therefore the Company's net income from continuing operations for the second quarter includes a $29.6 million tax benefit, reflecting the valuation allowance reversal and the Company's utilization of its net operating loss carry forwards.  The Company continues to maintain a valuation allowance of approximately $26 million.  By the end of 2013 the reserve we expect to retain will mostly related to capital loss carry forwards due to the less certain nature of their realization.

Also during the quarter we repurchased 150,000 shares at an average price of $21.33 per share.  This was in large part accomplished through open market purchases.  Since 2010 we've repurchased 5.4 million shares, or approximately 30% of shares outstanding at an average price of $13.29 per share, for a total of $72 million.  The Company has 778,000 shares remaining under its previously disclosed repurchase authorization.  Shareholders' equity was $315 million as of the end of the quarter, up from $267 million at the end of the first quarter and $240 million at the end of last year.  As of June 30, the Company held $227 million in cash and its tangible book value per share was $25.82, an increase of 35% from the beginning of this year and 63% since the end of 2011.

Clearly we are off to a strong start in 2013 with the first half being one of the best in our history and certainly the best in the last five years.  We have been and remain very active in areas related to the housing recovery and are seeing increased activity in our industrial, energy, and specialty finance investment banking groups.  Clients are increasingly taking notice of our success in helping issuers and investors achieve their respective goals.  We are winning large mandates in head to head competition with many of our largest competitors.  We are enhancing and building our brand each step of the way as the sum total of our recent accomplishments begin to tell their own story and help position us for future success.

As we cautioned last quarter however, while our numbers demonstrate growing momentum and validate that we have established a very efficient and productive operating platform, we are well aware of and focused on the significant risks that remain in the current environment.  The global macroeconomic conditions, the continued uncertainty surrounding

Fed policy, US budget and legislative deliberations, and the slowly evolving but significantly changing regulatory environment all continue to underpin the risk profile of this market.  This cautious outlook will continue to influence our day-to-day decisions around controlling costs and growing our platform, even as we enjoy increasing success in winning banking mandates and delivering successful outcomes to clients.  I'm proud of the work our team has done this year and over the last several years as we have consistently worked to fulfill our mission of doing big things for clients.  I'm confident our focus will remain on our clients' success as we work to build on our recent track record.  Thank you for joining us.  Operator, you can now open the call for questions.

Operator:	If you would like to ask a question at this time, please press star and then one on your telephone keypad. If you would like to withdraw your question, press the pound key.

Zach Pancratz, DRZ.

Zach Pancratz:

 Good morning Rick.  Congrats on another great quarter.  I wanted to ask, the tenders that you guys have tried to come out with, they seem like no one's really willing to sell you their stock.  Going forward, how do we think about returning excess capital to shareholders?  Is dividend really your only option?  Or what are some other things out there that you guys can do to return that excess capital?

Rick Hendrix:
Well, we've had success with some of the tenders but clearly this most recent one was not subscribed at all.  And I think that's a reflection of the fact that there are not a lot of sellers.  We have been able to buy shares in the open market as we mentioned in the script and as you can see in the numbers.  And we've done that a couple times this year in size.

But as the stock trades above book value, it may be more efficient if we're going to continue to return capital, to do it in ways other than buybacks.  And so we're going to continue to look at where we are from an overall capital perspective, we're going to look at opportunities that come to us.  I think we may still see some select buyback opportunities.  And we will consider a dividend potential as we go forward.

We've not made any determination that that is going to be in the best interest of shareholders at this point, but certainly if the stock is trading at a level where it's no longer accretive to book value to be buying it, a dividend starts to become something that might make more sense.  But we are always going to buy back at least enough stock to offset dilution from employee shares that are granted and vest.  And I do think we may continue to see select opportunities to buy shares.  We are very focused on managing capital and in an efficient way.  I think we've done a pretty good job of that over the last few years, and all of those tools are at our disposal and we're going to do what we think is going to be most valuable and create the most value for shareholders.

Zach Pancratz:	Okay. Would you guys be more inclined to do a one-time dividend or would this be some kind of a recurring as you think about it going forward?

Rick Hendrix:
We honestly haven't made a determination that we're going to do anything specific from a dividend perspective, so I think it's premature to talk about how we would do it when we haven't decided to do it.  But obviously companies do -- will pursue both those paths from time to time with special dividends or regular quarterly dividends.  That's just a decision that we haven't gotten to yet, and we haven't really done the work to be able to communicate anything along those lines.

Zach Pancratz:
Okay.  That's helpful.  And then just looking at the DTA going forward, first of all how much do you guys have left on that?  And then how do you see that progressing throughout the remainder of this year?

Rick Hendrix:
So there's about $26 million left.  And most of that is related to capital loss carryforwards.  And it's not likely at least in our opinion right now, otherwise we would have brought it back, that we'll be bringing that back in the near-term.  Capital gains are just more difficult to forecast than operating profit, and so it's there, it's available to us, and I think we're optimistic and believe we will find ways to use it and to be able to shelter gains as a result.  But we're not planning at this point to bring it back onto the balance sheet.

There is an additional $4 million that is likely to come back through the balance of the year as we report earnings.  And that's not capital loss carryforward related.  So there's a little bit more that we'll benefit from in 2013.  And then the capital loss carryforwards we're going to have to actually generate capital gains to be able to recognize that.

Zach Pancratz:	Okay. All right. That's it for me. Thank you and again, congrats on a great quarter and we like everything you guys are doing.

Rick Hendrix:	Great. Thanks Zach.

Operator:	Once again, that is star one to ask a question.

Mark Patterson, NQW Investments.

Mark Patterson:
Rick, you and your team have done a tremendous job.  Really appreciate it.  I wanted to follow-up a little bit on the DTA.  So the $26 million left, that's $22 million of capital loss carryforward and an additional $4 million?

Rick Hendrix:	Brad, is that how it breaks down?

Brad Wright:	Yes. That is dead on, Mark.

Mark Patterson:	And then on that FBR Funds, with the discontinued income, do you expect to dribble some more of that few through over Q3, Q4 until that final payment is made?

Rick Hendrix:
If AUM holds exactly where it was at the end of June, there is an additional couple million that we would likely recognize, probably primarily in the third quarter because the date for determination of the final payment is actually in October.  And so we'll know by the time we report earnings again sort of where we are.  So we'll have a reasonable degree of certainty with which to estimate, but it's a couple million dollars if AUM stays at the same level it was at the end of June.

Mark Patterson:
Okay.  Great.  I guess a little bit of a follow-up from Zach's question related to that I'll call it a high-class problem of excess capital, do you see opportunities that would be economically appropriate to take for the firm right now with that capital as opposed to return to shareholders?

Rick Hendrix:
We do, Mark.  Number one, we are actually generating really attractive returns in what we're doing from principal investing standpoint.  Now we're not in a big hurry to deploy certainly all of our cash or even a really high percentage of our cash into less liquid alternatives, but where we have done that, we've generated really attractive returns, so we see opportunities there.  We also believe that there are developing opportunities in some of our trading businesses, not for us to take big desk positions that look like prop trading, but to support higher levels of trading revenue.  And so I think both of those things are interesting opportunities for us.

But in addition, as you know and as Zach and I just talked about, we've been very focused on returning capital to shareholders along the way and I do expect that we're going to continue to do that, but I don't think any of these things is an absolute.  We're not -- the only answer is not return every dollar of capital that we're not using tomorrow to shareholders immediately.  And we certainly aren't going to rush to put on a bunch of risk that probably while we've generated great returns with it might raise the risk profile beyond where we think it ought to be in this environment.

So we're going to continue to be thoughtful about how we do it.  We're going to continue to invest in the business, both the operating businesses as well as our principal business and we're going to continue to find ways to get capital back to shareholders.  And I think that's been a good approach for us over the last couple of years and one we want to continue to follow.

Mark Patterson:
Okay.  Moving to the expense side, so obviously the restructuring you guys have done has been very helpful for the operating leverage of the Company.  And then looking at non-comp expense down a couple million year over year when your revenues have more than doubled.  Is that $10.2 million of fixed non-comp, is that pretty much a floor now that we should expect?

Rick Hendrix:
As we mentioned in the script, there is some more to come.  We're going to be relocating our Arlington headquarters in 2014 and I expect that we're going to have savings associated with that move.  We also have some changes that we're making to our technology infrastructure that have saves that are going to be coming with them, but each of those things is going to take longer than some of the other steps we've taken over the last couple of years.

So I think we're running about at the level we'll run at going forward.  There's probably another 5% to 6% in cost saves available off of that $40 million run rate, and I think we'll capture some of those, but we may also grow areas of the business where we add some expense.  So $40 million I think is a pretty good number to think about in terms of a full-year non-comp fixed, and I would tell you there is a little bit of opportunity beyond that.

Mark Patterson:
Okay.  Great.  Last question for you, last topic I think.  In the investment banking line, again, looking at your numbers, three of the four best quarters you've had in the last five years back to back to back.  And I know that you've done painstakingly let the shareholders know and investors know that you have lumpiness from quarter to quarter.  But do you feel like with the traction momentum that you've got over the last few quarters that this is kind of more of a new plateau or level of revenues that you can see on a quarterly basis, not that you're going to make $50 million every quarter, but that you're probably at a $50 million a quarter average type of pace?  Or --

Rick Hendrix:
Well, $50 million in banking on average is probably a little bit above where we feel we're running, so I guess I'd say couple things.  As you said, we've been careful to caution people.  I'm going to do it again, we are really lumpy quarter to quarter, so if you just look at individual quarters, it's difficult.

But if you look at a trailing 12 months or a forward 12 months, I think that investment banking revenues of between $150 million and $200 million a year is very achievable against the platform we have today in a decent environment.  Doesn't have to be the best environment we've ever seen but it obviously can't be something that looks like the back half of '11 or the first half of '09 when there was almost no capital markets activity.  So in a normal environment I think $150 million to $200 million banking is achievable for us with the way we're positioned today.

And then our trading businesses should run in the aggregate between $50 million and $60 million and then when you add in some principal revenue, if you look at our trailing 12 month revenues, for each of the last two quarters, it's sort of in a $230 million or $235 million range and that's a good performance.  I don't want to suggest that that's easy for us but I think it's achievable for us.

Mark Patterson:
Okay.  And then the final question then -- the $150 million to $200 million a year achievable, that averages out to something under $50 million obviously.  Would you expect quarters where markets aren't really open or accommodative -- it's not likely it's going to take place during a whole quarter but maybe it does.  Is there like a floor level of revenues you think you guys have kind of achieved -- I mean, maybe you won't have quarters below $15 million or --

Rick Hendrix:
I think in investment banking, that would be at the low-end of what we would hope we would ever see, but we had a quarter that looked a lot like that, maybe a little bit below that last year in the third quarter.  And the third quarter is always seasonally tough for us just because there's a lot less deal activity in the back half of August and you've got some holidays in the beginning of July and so forth.  So I think that is the low-end of what we should ever do.  But we've done that.  We did it into the third quarter of last year.

So while we hope we don't repeat that, what I would tell you is that we're structured in such a way that even if we put up a really light revenue quarter like that, we should be profitable.  And I think that's been the goal through the whole repositioning and transitioning of the business was, let's get in a position where in good environments, and I'll certainly call the first half of 2013 a good environment, we deliver a lot of operating earnings and a lot of return to shareholders, and in a tougher environment, call it the third quarter of '12, we don't lose money.

And I think we're structured in such a way where that's -- the third quarter '12 was really light, it was $24 million in total revenue, and at that level, we would probably still lose a little bit of money.  I think we lost about $4.5 million pretax last year in that quarter, we would do better than that.  But we are definitely structured in such a way where I have a hard time envisioning us with the business we have today losing money for a year or even having one of those really tough quarters that we did in '10 and '11.

Mark Patterson:	Is it too early to talk about the third quarter '13 just what you see, what's in your pipeline?

Rick Hendrix:
Well, it's definitely too early to talk about revenue.  I can tell you from a pipeline standpoint we have a deal on the road right now that is going very well, it's a real estate IPO that we feel great about.  We have a number of other deals that are either about to launch or we have high confidence about launching in the next few weeks.  But I would tell you that whether the third quarter turns out to be a great quarter or a lighter but still okay quarter will probably be determined mostly in September just based on the calendar and what's in the pipeline.

But we continue to have a very solid pipeline.  I feel great about the fact that our teams have been able to capitalize on the momentum that we have right now.  So as I look through the balance of this year, we feel really good about where the business is positioned.  But just because we're so volatile and because if things slow down and a couple of deals move from September to October it can really influence results.  It's hard to be predicting what the third quarter is going to be at.

Mark Patterson:	Great. Thanks again.

Operator:	Albert Jones, Jones Capital Management.

Albert Jones:
Congratulations on a very nice quarter.  Just a quick question on the IPO market.  Are you seeing any sectors there open up quite a bit from last year and earlier this year that -- anything in that environment is changed where things for certain areas are -- you're starting to see more opportunity?

Rick Hendrix:
Well, we're seeing opportunity really in every one of our industry groups, and I probably shouldn't comment on groups where we don't compete from a banking standpoint because we're just not as focused there, so I've got probably less direct feedback about what investors are thinking.  But in energy, industrials, in financials, and in real estate, we see opportunities in every one of those groups and we have a pipeline that would suggest that we're going to be executing important transactions in every one of them.

And the first half of 2013 there's actually been a very good period from my perspective for the IPO market.  We've had short windows where things have slowed down a little bit, and with all the taper talk a couple weeks ago, that certainly gave the market pause and you saw a bunch of the real estate names in particular sell off pretty hard.  But most of that has come back and the market's recovered, and I think it feels pretty constructive as we look to the second half of this year.

So I don't see any of the sectors in which we compete where I don't think we can execute a well-structured and high-performing company from an IPO perspective.  So that's why I mentioned to Mark, we do feel good about the back half of this year.  There isn't any particular sector where I would say it's opened up versus not having been available to issuers because first half was a really good period, so I think our view is that that strength is going to continue and we're certainly seeing it in the reception of the deals that we have in the road right now.

Albert Jones:	Okay. Thanks. My next question was actually going to deal with that taper talk slowdown issue. You answered that. So that will be it for me. Thanks, guys.

Operator:	Thank you. And with no further questions in queue, I'd like to turn the conference back over to Mr. Hendrix for any closing remarks.

Rick Hendrix:	Great. I'd like to thank everyone for joining us and we look forward to talking to you in October with regard to our third-quarter results.

END